SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 29, 2008

INVENTIV HEALTH, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

                            0-30318                                                                                              52-2181734
                            (Commission File Number)                                                          (I.R.S. Employer Identification No.)

VANTAGE COURT NORTH
200 COTTONTAIL LANE
SOMERSET, NEW JERSEY 08873
(Address of Principal Executive offices) (Zip Code)

(800) 416-0555
(Registrant's Telephone Number, Including Area Code

N/A
(Former Name or Former Address, if changed Since Last Report)

INVENTIV HEALTH, INC.
CURRENT REPORT ON FORM 8-K

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of R. Blane Walter as Chief Executive Officer of the Company

On May 29, 2008, the Board of Directors of inVentiv Health, Inc. (the "Company") elected R. Blane Walter, age 37, as Chief Executive Officer of the Company effective June 11, 2008, following the Company's annual meeting of stockholders.  Mr. Walter has served as the President of the Company since July 1, 2007.  Prior to that time, Mr. Walter served as President and Chief Executive Officer of the Company's inVentiv Communications division, which was established upon the Company's acquisition of its inVentiv Communications, Inc. subsidiary (known as inChord Communications, Inc. at the time of the acquisition) ("ICI") in October 2005. Mr. Walter has served as a director of the Company since October 2005. Mr. Walter joined ICI as an Account Manager in 1994. In 1996, he became a Partner and later purchased ICI in 2000. Under his direction as Chairman and CEO, ICI became the largest privately-held healthcare communication company in the world. Before joining ICI, Mr. Walter worked as a financial analyst in New York City for Smith Barney in the mergers and acquisitions area.

The Compensation Committee of the Board of Directors has approved the following compensation arrangements for Mr. Walter:  (i) an increase in Mr. Walter's  base salary from $500,000 to $550,000 per year, (ii) an increase in his discretionary bonus range on or after the June 11, 2008 effective time from 0-150% to 0-200% (100% target) of his base salary, (iii) a special equity award of at least $1.25 million  in connection with his promotion to Chief Executive Officer and (iv) an equity award of at least $1.0 million as part of the Company’s 2009 annual grant.  Mr. Walter will also be eligible for discretionary awards as part of the annual equity grant program in subsequent years at a comparable or greater level.  In addition:

 (a) in the event of Mr. Walter's termination without cause or by reason of disability or his resignation for good reason prior to a "change in control", he will be entitled to a lump sum payment equal to the sum of two times (rather than one time as provided under the prior agreement) the sum of his base salary and the average of his awarded bonus for the three years prior to termination; vesting of all equity incentive awards (rather than those that would have vested had his employment continued for one year from the date of termination); continued life insurance coverage for 18 months from the termination; and continued health insurance coverage 36 months from the termination;

(b)  in the event of Mr. Walter's termination by reason of death prior to a "change in control", he will be entitled to vesting of all equity incentive awards; in addition, the Company will maintain $3 million (rather than $1 million) in term life insurance for the benefit of Mr. Walter;

(c)  upon a "change in control" of the Company, Mr. Walter will be entitled to receive a lump sum payment equal to 200% (rather than 75%) of the sum of his base salary and the average of his awarded bonus for the three years prior to termination (as well as vesting of all equity incentive awards, as was the case prior to his promotion to Chief Executive Officer);

(d)  in the event of Mr. Walter's termination without cause or for good reason, or the termination of Mr. Walter's employment by reason of disability, within 13 months after a "change in control", he will be entitled to receive an additional lump sum payment equal to 100% (rather than 75%) of the sum of his base salary and the average of his awarded bonus for the three years prior to termination and continued health and life insurance coverage for 36 months from the termination.  Any resignation by Mr. Walter during the 30 days following the first anniversary of a "change in control" will be deemed to be a resignation for good reason entitling him to the payments and benefits described above in relation to a resignation for good reason; and

(e)  Mr. Walter will continue to be entitled to a gross-up for any excise tax payable by him under Section 280G of the Internal Revenue Code, but the Company will have the discretion to reduce Mr. Walter's change of control benefits by up to the lesser of (a) 5% of his change of control benefits (valued in accordance with Section 280G) and (b) $150,000, if doing so would avoid excise tax liability under Section 280G.

Options that are accelerated as described above will generally remain exercisable for the period permitted by Section 409A of the Internal Revenue Code, but not for more than two years after termination of employment (unless executive officers generally are granted a longer post-termination exercise period), and in either case, not beyond the original expiration date of the options under to the applicable equity plan and award documentation.

The above description of Mr. Walter's amended employment agreement is qualified by reference to the full text of that agreement, which is attached as an exhibit to this Current Report on Form 8-K and is incorporated herein by reference.

The Company provided various services to Cardinal Health, Inc. ("Cardinal") during 2007 in the ordinary course of its and Cardinal's business.  Revenues generated from services provided to Cardinal during 2007 were approximately $680,000.  Robert Walter, who was Executive Chairman of Cardinal until November 2007 and an Executive Director thereafter, is Mr. Walter's father.  Matthew Walter, who is Mr. Walter’s brother, was a director of Cardinal until his resignation in January 2008.  Mr. Walter and his immediate family members collectively own less than 3% of the outstanding common stock of Cardinal.  Mr. Walter was not involved in any transactions between the Company and Cardinal and has formally recused himself from such transactions.

Prior to May 15, 2007, Mr. Walter and his brothers held an approximately 46% indirect interest, through GSW Capital LLC, in Olde Worthington Road LLC, the lessor of certain real property occupied by ICI.  ICI entered into the related lease prior to the time Mr. Walter became affiliated with the Company.  The terms of the lease were disclosed to our Board of Directors in connection with its approval of the acquisition of ICI.  Prior to the disposition of their indirect interest in the lease, Mr. Walter’s and his brothers' indirect interest in the related rental stream was approximately $6.9 million.

Retirement of Eran Broshy from Position as Chief Executive Officer of the Company

On May 29, 2008, Eran Broshy, Chairman of the Board and Chief Executive Officer of the Company, notified the Board of Directors of the Company that he would retire from his position as Chief Executive Officer effective June 11, 2008, following the Company's annual meeting of stockholders.  Mr. Broshy was simultaneously appointed to the newly created position of Executive Chairman of the Board, also effective June 11, 2008, following the Company's annual meeting of stockholders.

In connection with Mr. Broshy's appointment as Executive Chairman of the Board, the Compensation Committee of the Board of Directors approved a $300,000 per annum base salary for Mr. Broshy.  As Executive Chairman of the Board, Mr. Broshy will not be eligible to participate in the Company's regular cash bonus program or to receive new grants under the Company's regular equity compensation program.  The other terms of Mr. Broshy's existing compensation arrangements remain unchanged.

Item 8.01. Other Events.

On May 29, 2008, the Company issued a press release announcing the planned retirement of Mr. Broshy as Chief Executive Officer of the Company as of June 11, 2008, his succession by Mr. Walter as Chief Executive Officer, and his continuation of service as Executive Chairman of the Board.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INVENTIV HEALTH, INC.
Company Name

Date: June 4, 2008	By:	/s/ David Bassin
Name: David Bassin
Title: Chief Financial Officer and Secretary
(Principal financial and accounting officer)

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.18.2	Employment Agreement dated June 3, 2008 between the Registrant and R. Blane Walter
99.1	Press Release of inVentiv Health, Inc. dated May 29, 2008